                                                                                                                                            Exhibit 5.1

[MAPLES AND CALDER LETTERHEAD]

TZC/604676/15750434/v3

SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont, CA
94538
USA

19 December 2008

Dear Sirs

SMART Modular Technologies (WWH), Inc. (the "Company")

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about 19 December 2008 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 5,444,201 Ordinary Shares, par value US$0.00016667 per share of the Company (the "Shares") for issuance pursuant to the Company's Amended and Restated Stock Incentive Plan (the "Plan").

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company (the "Resolutions") and have assumed that the Shares will be issued in accordance with the Plan and the Resolutions.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the Resolutions and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/  Maples and Calder

Maples and Calder

 TZC/604676/15750434v3